October 8, 1999

Mr. Peter Kehayes
Executive Vice President &  COO
Logan's Roadhouse, Inc.
565 Marriott Drive, Suite 490
Nashville, Tennessee  37214

Re:  Employee Retention Agreement
     ----------------------------

Dear Mr. Kehayes:

         The Board of Directors of the CBRL Group, Inc. recognizes the contribution that you have made to CBRL Group, Inc. or one of its direct or indirect subsidiaries (collectively, the "Company") and wishes to ensure your continuing commitment to the Company and its business operations. Accordingly, in exchange for your continuing commitment to the Company, and your energetic focus on continually improving operations, the Company promises you the following benefits if your employment with the Company is terminated in certain circumstances:

1. DEFINITIONS. As used in this Agreement, the following terms have the following meanings which are equally applicable to both the singular and plural forms of the terms defined:

         1.1     "CAUSE" means any one of the following:

                 (a)     personal dishonesty;
                 (b)     willful misconduct;
                 (c)     breach of fiduciary duty; or
                 (d) conviction of any felony or crime involving moral turpitude.

         1.2 "CHANGE IN CONTROL" means: (a) that after the date of this Agreement, a person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding voting securities, unless that acquisition was approved by a vote of at least 2/3 of the directors in office immediately prior to the acquisition; (b) that during any period of 2 consecutive years following the date of this Agreement, individuals who at the beginning of the period constitute members of the Board of Directors of the Company cease for any reason to constitute a majority of the Board unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least 2/3 of the directors then still in office who were directors at the beginning of the 2-year period; (c) a merger, consolidation or reorganization of the Company (but this provision does not apply to a recapitalization or similar financial restructuring which does not involve a material change in ownership of equity of the Company and which does not result in a change in membership of the Board of Directors); or (d) a sale of all or substantially all of the Company's assets. It is specifically agreed that a sale, merger, spin-off or other disposition by the Company of Logan's Roadhouse, Inc. as an entire business unit does not constitute a Change in Control.

         1.3 "CHANGE IN CONTROL PERIOD" means a 2-year year period beginning the day after a Change in Control occurs.

         1.4 "CHANGE IN DUTIES OR COMPENSATION" means any one of: (a) a material change in your duties and responsibilities for the Company (without your consent) from those duties and responsibilities for the Company in effect at the time a Change in Control occurs, which change results in the assignment of duties and responsibilities inferior to your duties and responsibilities at the time such Change in Control occurs (it being understood and acknowledged by you that a Change in Control that results in two persons of which you are one having similar or sharing duties and responsibilities shall not be a material change in your duties and responsibilities); (b) a reduction in your salary or a material change in benefits (excluding discretionary bonuses), from the salary and benefits in effect at the time a Change in Control occurs; or (c) a change in the location of your work assignment from your location at the time a Change in Control occurs to any other city or geographical location that is located further than 50 miles from that location.

2. TERMINATION OF EMPLOYMENT; SEVERANCE. Your immediate supervisor or the Company's Board of Directors may terminate your employment, with or without cause, at any time by giving you written notice of your termination, such termination of employment to be effective on the date specified in the notice. You also may terminate your employment with the Company at any time. The effective date of termination (the "Effective Date") shall be the last day of your employment with the Company, as specified in a notice by you, or if you are terminated by the Company, the date that is specified by the Company in its notice to you. The following subsections set forth your rights to severance in the event of the termination of your employment in certain circumstances by either the Company or you. Section 5 also sets forth certain restrictions on your activities if your employment with the Company is terminated, whether by the Company or you. That section shall survive any termination of this Agreement or your employment with the Company.

         2.1 TERMINATION BY THE COMPANY FOR CAUSE. If you are terminated for Cause, the Company shall have no further obligation to you, and your participation in all of the Company's benefit plans and programs shall cease as of the Effective Date. In the event of a termination for Cause, you shall not be entitled to receive severance benefits described in Section 3.

         2.2 TERMINATION BY THE COMPANY WITHOUT CAUSE OTHER THAN DURING A CHANGE IN CONTROL PERIOD. If your employment with the Company is terminated by the Company without Cause at a time other than during a Change in Control Period, you shall be entitled to only those severance benefits provided by the Company's severance policy or policies then in effect. You shall not be entitled to receive benefits pursuant to Section 3 of this Agreement.

         2.3 TERMINATION BY THE COMPANY WITHOUT CAUSE DURING A CHANGE IN CONTROL PERIOD. If your employment with the Company is terminated by the Company without Cause during a Change in Control Period, you shall be entitled to receive Benefits pursuant to Section 3. A termination within 90 days prior to a Change in Control which occurs solely in order to make you ineligible for the benefits of this Agreement shall be considered a termination without Cause during a Change in Control Period.

         2.4 TERMINATION BY YOU FOR CHANGE IN DUTIES OR COMPENSATION DURING A CHANGE IN CONTROL PERIOD. If during a Change in Control Period there occurs a Change in Duties or Compensation you may terminate your employment with the Company at any time within 30 days after the occurrence of the Change in Duties or Compensation, by giving to the Company not less than 120 nor more than 180 days notice of termination. During the notice period that you continue to work, any reduction in your Compensation will be restored. At the option of the Company, following receipt of this notice, it may: (a) change or cure, within 15 days, the condition that you claim has caused the Change in Duties or Compensation, in which case, your rights to terminate your employment with the Company pursuant to this Section 2.4 shall cease (unless there occurs thereafter another Change in Duties or Compensation) and you shall continue in the employment of the Company notwithstanding the notice that you have given; (b) allow you to continue your employment through the date that you have specified in your notice; or
(c) immediately terminate your employment pursuant to Section 2.3. If you terminate your employment with the Company pursuant to this Section 2.4, you shall be entitled to receive Benefits pursuant to Section 3. Your failure to provide the notice required by this Section 2.4 shall result in you having no right to receive any further compensation from the Company except for any base salary or vacation earned but not paid, plus any bonus earned and accrued by the Company through the Effective Date.

3. SEVERANCE BENEFITS. If your employment with the Company is terminated as described in Section 2.3 or 2.4, you shall be entitled to the benefits specified in subsections 3.1, 3.2, and 3.3 (the "Benefits") for the period of time set forth in the applicable section.

         3.1 SALARY PAYMENT OR CONTINUANCE. You will be paid a single lump sum payment in an amount equal to 2.99 times the average of your annual base salary and any bonus payments for the 3 years immediately preceding the Effective Date. The determination of the amount of this payment shall be made by the Company's actuaries and benefit consultants and, absent manifest error, shall be final, binding and conclusive upon you and the Company.

         3.2 CONTINUATION OF BENEFITS. During the 2 years following the Effective Date (the "Severance Period") that results in benefits under this
Article 3, you shall continue to receive the medical, prescription, dental, employee life and group life insurance benefits at the levels to which you were entitled on the day preceding the Effective Date, or reasonably equivalent benefits, to the extent continuation is not prohibited or limited by applicable law. In no event shall substitute plans, practices, policies and programs provide you with benefits which are less favorable, in the aggregate, than the most favorable of those plans, practices, policies and programs in effect for you at any time during the 120-day period immediately preceding the Effective Date. However, if you become reemployed with another employer and are eligible to receive medical or other welfare benefits under another employer-provided plan, Company payments for these medical and other welfare benefits shall cease.

4. EFFECT OF TERMINATION ON STOCK OPTIONS AND RESTRICTED STOCK. In the event of any termination of your employment, all stock options and restricted stock held by you that are vested prior to the Effective Date shall be owned or exercisable in accordance with their terms; all stock options held by you that are not vested prior to the Effective Date shall lapse and be void; however, if your employment with the Company is terminated as described in Sections 2.3 or 2.4, then, if your option or restricted stock grants provide for immediate vesting in the event of a Change in Control, the terms of your option or restricted stock agreement shall control. If your option or restricted stock agreement does not provide for immediate vesting, you shall receive, within 30 days after the Effective Date, a lump sum cash distribution equal to: (a) the number of shares of the Company's ordinary shares that are subject to options or restricted stock grants held by you that are not vested as of the Effective Date multiplied by (b) the difference between: (i) the closing price of a share of the Company's ordinary shares on the NASDAQ National Market System as reported by The Wall Street Journal as of the day prior to the Effective Date (or, if the market is closed on that date, on the last preceding date on which the market was open for trading), and (ii) the applicable exercise prices or stock grant values of those non-vested shares.

5. DISCLOSURE OF INFORMATION. You recognize and acknowledge that, as a result of your employment by the Company, you have or will become familiar with and acquire knowledge of confidential information and certain trade secrets that are valuable, special, and unique assets of the Company. You agree that all that confidential information and trade secrets are the property of the Company. Therefore, you agree that, for and during your employment with the Company and continuing following the termination of your employment for any reason, all confidential information and trade secrets shall be considered to be proprietary to the Company and kept as the private records of the Company and will not be divulged to any firm, individual, or institution, or used to the detriment of the Company. The parties agree that nothing in this Section 6 shall be construed as prohibiting the Company from pursuing any remedies available to it for any breach or threatened breach of this Section 6, including, without limitation, the recovery of damages from you or any person or entity acting in concert with you.

6.       GENERAL PROVISIONS.

         6.1 OTHER PLANS. Nothing in this Agreement shall affect your rights during your employment to receive increases in compensation, responsibilities or duties or to participate in and receive benefits from any pension plan, benefit plan or profit sharing plans except plans which specifically address benefits of the type addressed in Sections 3 and 4 of this Agreement. In addition, you are a party to a written employment agreement with the Company or an affiliate, and it is the intention of the parties to this Agreement that you will enjoy the maximum benefits provided in circumstances of a Change in Control in either of those documents. Therefore, we specifically agree that whenever the terms and conditions of this Agreement and your employment agreement conflict, the terms and conditions which maximize your benefits resulting from a

Change in Control will be effective. Where one document is silent, the provisions of the other document will be effective.

         6.2 DEATH DURING SEVERANCE PERIOD. If you die during the Severance Period, any Benefits remaining to be paid to you shall be paid to the beneficiary designated by you to receive those Benefits (or in the absence of designation, to your surviving spouse or next of kin).

         6.3 NOTICES. Any notices to be given under this Agreement may be effected by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing on the first page of this Agreement (to the attention of the Secretary in the case of notices to the Company), but each party may change the delivery address by written notice in accordance with this Section 7.3. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of the second day following deposit in the United States Mail.

         6.4 ENTIRE AGREEMENT. This Agreement supersedes all previous oral or written agreements, understandings or arrangements between the Company and you regarding a termination of your employment with the Company or a change in your status, scope or authority and the salary, benefits or other compensation that you receive from the Company as a result of the termination of your employment with the Company (the "Subject Matter"), all of which are wholly terminated and canceled. This Agreement contains all of the covenants and agreements between the parties with respect to the Subject Matter. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made with respect to the Subject Matter by any party, or anyone acting on behalf of any party, which are not embodied in this Agreement. Any subsequent agreement relating to the Subject Matter or any modification of this Agreement will be effective only if it is in writing signed by the party against whom enforcement of the modification is sought.

         6.5 PARTIAL INVALIDITY. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

         6.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, and it shall be enforced or challenged only in the courts of the State of Tennessee.

         6.7 WAIVER OF JURY TRIAL. The Company and you expressly waive any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Agreement, and agree that any such action or proceeding shall be tried before a court and not a jury. You irrevocably waive, to the fullest extent permitted by law, any objection that you may have now or hereafter to the specified venue of any such action or proceeding and any claim that any such action or proceeding has been brought in an inconvenient forum.

         6.8 MISCELLANEOUS. Failure or delay of either party to insist upon compliance with any provision of this Agreement will not operate as and is not to be construed to be a waiver or amendment of the provision or the right of the aggrieved party to insist upon compliance with the provision or to take remedial steps to recover damages or other relief for noncompliance. Any express waiver of any provision of this Agreement will not operate, and is not to be construed, as a waiver of any subsequent breach, irrespective of whether occurring under similar or dissimilar circumstances. You may not assign any of your rights under this Agreement. The rights and obligations of the Company under this Agreement shall benefit and bind the successors and assigns of the Company. The Company agrees that if it assigns this Agreement to any successor company, it will ensure that its terms are continued.

        6.9      CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

                 a. The Company will pay you an amount (the "Additional Amount") equal to the excise tax under the United States Internal Revenue Code of 1986, as amended (the "Code"), if any, incurred by you by reason of the payments under this Agreement and any other plan, agreement or understanding between you and the Company or its parent, subsidiaries or affiliates (collectively, "Separation Payments") constituting excess parachute payments under Section 280G of the Code (or any successor provision). In addition, the Company will pay an amount equal to all excise taxes and federal, state and local income taxes incurred by you with respect to receipt of the Additional Amount. All determinations required to be made under this Section 6.9 including whether an Additional Amount is required and the amount of any Additional Amount, will be made by the independent auditors engaged by the Company immediately prior to the Change in Control (the "Accounting Firm"), which will provide detailed supporting calculations to the Company and you. In computing taxes, the Accounting Firm will use the highest marginal federal, state and local income tax rates applicable to you and will assume the full deductibility of state and local income taxes for purposes of computing federal income tax liability, unless you demonstrate that you will not in fact be entitled to such a deduction for the year of payment.

                 b. The Additional Amount, computed assuming that all of the Separation Payments constitute excess parachute payments as defined in
Section 280G of the Code (or any successor provision), will be paid to you at the time that the payments made pursuant to Section 3.1 is made unless the Company, prior to the Severance Period, provides you with an opinion of the Accounting Firm that you will not incur an excise tax on part or all of the Separation Payments. That opinion will be based upon the applicable regulations under Sections 280G and 4999 of the Code (or any successor provisions) or substantial authority within the meaning of Section 6662 of the Code. If that opinion applies only to part of the Separation Payments, the Company will pay you the Additional Amount with respect to the part of the Separation Payments not covered by the opinion.

                 c. The amount of the Additional Amount and the assumptions to be utilized in arriving at the determination, shall be made by the Company's Accounting Firm, whose decision shall be final and binding upon both you and the Company. You must notify the

Company in writing no later than 30 days after you are informed of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Additional Amount. You must also cooperate fully with the Company and give the Company any information reasonably requested relating to the claim, and take all action in connection with contesting the claim as the Company reasonably requests in writing from time to time.

         If all of the terms and conditions in this Agreement are agreed to by you, please signify your agreement by executing the enclosed duplicate of this letter and returning it to us. At the date of your return, this letter shall constitute a fully enforceable Agreement between us.


                                       CBRL GROUP, INC.


                                       By: /s/Dan W. Evins
                                           -----------------------------
                                           Dan W. Evins

                                       Title: Chairman & CEO


                                       LOGAN'S ROADHOUSE, INC.


                                       By: /s/David J. McDaniel
                                           ----------------------------
                                           David J. McDaniel

                                       Title: Sr. Vice President Finance, CFO



The foregoing is fully agreed to and accepted by:


Company Employee's Signature: /s/Peter Kehayes
                              ----------------------------

Name:  Peter Kehayes

Title:  Executive Vice President & COO




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